Exhibit 3.1
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
INTELLIGROUP, INC.
     Pursuant to Section 14A:9-5 of the New Jersey Business Corporation Act (the “Act”), the undersigned corporation hereby executes this Amended and Restated Certificate of Incorporation.
          FIRST: The name of the Corporation is Intelligroup, Inc. (the “Corporation”).
          SECOND: The purpose for which the Corporation is organized is to engage in any lawful activity within the purposes for which corporations may be organized under Title 14A of the Act.
          THIRD: The total number of shares which the Corporation shall have authority to issue is five thousand (5,000) shares of Common Stock, par value of $.01 per share.
          FOURTH: The address of the Corporation’s current registered office is 830 Bear Tavern Road, West Trenton, New Jersey 08628 and the name of its current registered agent at such address is Corporation Service Company.
          FIFTH: The number of directors constituting the current Board of Directors is one. The name and addresses of such director is as follows:

Name	Address
Koji Miyajima	c/o NTT Data International L.L.C. 45 West 36th Street, 7th Floor New York, NY 10018
          SIXTH: In addition to the powers conferred upon shareholders, directors and officers of corporations under Section 14A:l-l et. seq. of the Act, the following shall apply to the Corporation:
(1)	Except to the extent prohibited by law, no director or officer of the Corporation shall be personally liable to the Corporation or its shareholders for damages for breach of any duty owed to the Corporation or its shareholders, provided that a director or officer shall not be relieved from liability for any breach of duty based upon an act or omission (a) in breach of such person’s duty of loyalty to the Corporation or its shareholders, (b) not in good faith or involving a knowing violation of law or (c) resulting in receipt by such person of an improper personal benefit. No amendment to, expiration of or repeal of this Article shall have any effect on the liability or alleged liability of any director or officer of the Corporation for or with respect to any acts or omissions of such director or officer occurring prior to such amendment, expiration or repeal.
(2)	Every person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or a person of whom he is the legal representative is or was a director or officer of the Corporation or is or was serving at the request of the Corporation or for its benefit as a director or officer of another Corporation, or as a representative in another enterprise, shall be indemnified and held harmless to the fullest extent permissible under and pursuant to any procedure specified in the Act, as amended from time to time, against all expenses, liabilities and losses (including attorneys’ fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith.
          IN WITNESS WHEREOF, the undersigned has signed this Amended and Restated Certificate of Incorporation on behalf of the Corporation this 20th day July, 2010

By	/s/ Vikram Gulati
Vikram Gulati, CEO and President